Exhibit 10.53
Non-Employee Director Compensation Summary
Alseres Pharmaceuticals, Inc.’s (the “Company’s”) non-employee directors at December 31, 2009 consisted of: William L.S. Guinness; Robert S. Langer, Jr.; Michael J. Mullen; John T. Preston; Gary E. Frashier; and Henry Brem.
For the year ended December 31, 2009, the Company’s non-employee director compensation was earned as follows, however, the Company has only paid non-employee director compensation through June 30, 2008 and at December 31, 2009 owed its independent directors a total of $455,000 in compensation:

		Per Board and
		Committee	Annual Fee Per
	2009 Annual
	Retainer	Meeting Fees (1)	Committee Chaired
William L.S. Guinness	$25,000	$2,500	—
Robert S. Langer, Jr.	$25,000	$2,500	$10,000
Michael J. Mullen	$25,000	$2,500	$20,000
John T. Preston	$25,000	$2,500	$20,000
Gary E. Frashier	$25,000	$2,500	$10,000
Henry Brem	$25,000	$2,500	—

(1)	Board and committee fees are paid on a per meeting basis at $2,500 per meeting.
All non-employee directors are reimbursed for ordinary and reasonable expenses of attending any board or committee meetings.
Each new non-employee director is automatically granted an option to purchase 25,000 shares of the Company’s common stock (“New Director Options”) upon initial election or appointment (the “Automatic Grant Date”). The exercise price of any New Director Options granted shall equal the fair market value of shares of the Company’s common stock subject thereto on the Automatic Grant Date. New Director Options immediately vest as to 1/3 of the shares subject to such New Director Options with the remaining 2/3 of the shares subject to such New Director Option vesting in equal monthly installments over two years (“New Director Option Vesting”).
Each non-employee director is automatically granted an option to purchase 25,000 shares of the Company’s common stock each year (“Annual Director Options”). The Annual Director Options are granted in the fourth quarter of each calendar year (the “Annual Grant Date”). The exercise price of any Annual Director Options granted shall equal the fair market value of shares of the Company’s common stock subject thereto on the Annual Grant Date. Annual Director Options vest in equal monthly installments over two years (“Annual Director Option Vesting”). Newly elected non-employee directors are eligible to receive the Annual Director Options in the fourth quarter of the second calendar year of service.